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Pitney Bowes Inc. - Form 10-Q
Three Months Ended March 31, 1997

                                                 Exhibit (iii)

                          Pitney Bowes Inc.
        Computation of Ratio of Earnings to Fixed Charges (1)

(Dollars in thousands)
                                   Three Months Ended March 31,
                                         1997              1996
Income from continuing operations
  before income taxes              $  183,635        $  163,439

Add:
  Interest expense                     51,905            49,912
  Portion of rents
    representative of the
    interest factor                    11,129            11,061
  Amortization of capitalized
    interest                              243               228
  Minority interest
    in the income of
    subsidiary with
    fixed charges                       1,966             2,119

Income as adjusted                $   248,878        $  226,759

Fixed charges:
  Interest expense                $    51,905        $   49,912
  Capitalized interest                      -               602
  Portion of rents
    representative of the
    interest factor                    11,129            11,061
  Minority interest
    in the income of
    subsidiary with
    fixed charges                       1,966             2,119

                                  $    65,000        $   63,694

Ratio of earnings to fixed
  charges                                3.83              3.56

Ratio of earings to fixed
  charges excluding minority
  interest                               3.92              3.65

(1)The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes and fixed charges by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.
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